NISA Investment Advisors, L.L.C.
Code of Ethics
Introduction
The Chief Compliance Officer shall provide a copy of the Compliance Manual and any amendments thereto to all employees. The Chief Compliance Officer shall maintain an electronic version of the Compliance Manual that is accessible to all employees on the NISAnet.
All employees shall sign an acknowledgment of receipt of the policies in the Compliance Manual.
The Chief Compliance Officer shall review this manual at least annually. NISA’s General Counsel shall advise the Chief Compliance Officer of changes in laws, rules and regulations that may impact NISA’s business and/or compliance policies. The Chief Compliance Officer shall amend these policies as appropriate within a reasonable time following changes in laws, rules and regulations, and as changes occur in NISA’s business, policies and procedures.
All employees have an affirmative duty to report violations of any of the policies in the Compliance Manual, including those committed by others. The employee shall report such violations to the Chief Compliance Officer, General Counsel or President.
Employees shall be forthcoming, whether voluntarily or upon request of the President, Chief Compliance Officer or General Counsel, related to potential violation of these policies. Furthermore, the employee shall not knowingly withhold relevant information.
(02/2010)

Section II.	Code of Ethics A. Introduction	Page 1

NISA Investment Advisors, L.L.C.
Code of Ethics
Standards of Professional Conduct
The following is a general overview of the standards expected of all employees. Many of these standards are explained and expanded in further detail in other sections of this Compliance Manual. If policies overlap or conflict, the employee shall abide by the more stringent standard. Since these policies are generally adapted from the CFA Institute Code of Ethics and Standards of Professional Conduct, not all of these policies may be applicable to all or any employees.
I.	Overview
A.	The employee shall:
•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employer, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the interests of clients and integrity of the investment profession above his/her own personal interests.

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity of, and uphold the rules governing capital markets.

•	Maintain and improve his/her professional competence and strive to maintain and improve the competence of other investment professionals.
B.	Whistleblower

The purpose of this policy is to provide protections for employees who, in good faith, report concerns regarding NISA’s business activities or the activities of NISA employees that may be illegal, unethical, dishonest or in contravention of NISA’s policies.

A “Whistleblower” as defined by this policy is a NISA employee who reports an activity that he/she believes to be illegal, unethical, dishonest or in contravention of NISA’s policies or an employee who, in the course of an investigation of alleged illegal, unethical or dishonest activity, provides information requested by those investigating such allegations.

If an employee has knowledge of, or a concern about, any illegal, unethical or dishonest activity or any activity that contravenes NISA’s policies, the employee shall contact his/her immediate supervisor, the President, General Counsel, Chief Compliance Officer, Manager, Human Resources or a NISA Ombudsperson. (NISA’s Ombudspersons are listed in the Employee Handbook, Section I.b.)

A Whistleblower is entitled to confidentiality to the extent practical, and to protections from reprisal or retaliation as a result of reporting such allegations or cooperating in the investigation of such allegations. The confidentiality of a Whistleblower shall be maintained to the extent practical and consistent with NISA’s obligations and the need to

Section II.	Code of Ethics B. Standards of Professional Conduct	Page 2

undertake a full and fair investigation of the matter at issue. Further, no NISA employee shall retaliate against a Whistleblower. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, poor work assignments and/or threats of physical harm. Any Whistleblower who believes he/she is being retaliated against must contact the President, General Counsel; Chief Compliance Officer; Manager, Human Resources or a NISA Ombudsperson immediately. The right of a Whistleblower to protection against retaliation does not include immunity for any personal wrongdoing on the part of the Whistleblower that may have occurred, whether related to the activity in question or otherwise.

Any reports from employees of alleged illegal, unethical or dishonest activities or an activity that contravenes NISA’s policies shall be promptly submitted to the General Counsel, who shall coordinate the investigation, reporting and resolution of the matter.

An employee who knowingly files a false report of wrongdoing shall be subject to discipline up to and including termination.

Any questions regarding this policy should be directed to the Manager — Human Resources & Administration.
II.	Standards of Professional Conduct
A.	Professionalism
1.	Knowledge of the Law

The employee shall understand and comply with all applicable laws, rules, and regulations of any government, regulatory organization, licensing agency, or professional association governing his/her professional activities. In the event of conflict, the employee shall comply with the more strict law, rule, or regulation. The employee shall not knowingly participate or assist in, must dissociate from, and must notify the Chief Compliance Officer, General Counsel or President of any violation of such laws, rules, or regulations.

2.	Independence and Objectivity

The employee shall use reasonable care and judgment to achieve and maintain independence and objectivity in his/her professional activities. The employee shall not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise his/her own or another’s independence and objectivity.

3.	Misrepresentation

The employee shall not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

4.	Misconduct

The employee shall not engage in any professional conduct involving dishonesty, fraud or deceit, or commit any act that reflects adversely on NISA’s or his/her professional reputation, integrity, or competence.

Section II.	Code of Ethics B. Standards of Professional Conduct	Page 3

B.	Integrity of Capital Markets
1.	Material Nonpublic Information

If the employee possesses material nonpublic information that could affect the value of an investment, he/she shall not act or cause others to act on the information. Refer to Section II.C. for additional information.

2.	Market Manipulation

The employee shall not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants. The employee shall not knowingly spread false information about a security, security issuer or market development. The employee shall not engage in any manipulative or deceptive behavior designed to harm the public interest or investors.
C.	Duties to Clients
1.	Loyalty, Prudence, and Care

The employee has a duty of loyalty to NISA’s clients and must act with reasonable care and exercise prudent judgment. In performing its investment management duties, the employee shall act for the benefit of NISA’s clients and place NISA’s clients’ interests before NISA’s or his/her own interests. In relationships with clients, NISA shall determine the applicable fiduciary duty and the employee shall comply with such duty to clients and interests to whom it is owed.

2.	Fair Dealing

The employee shall deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

3.	Suitability (Note — generally, only item a.(3) and b. apply to NISA employees)
a.	Each employee understands that the advisory relationship with a client is between NISA and the client. Accordingly, if it is within such employee’s responsibilities at NISA, he/she must:
(1)	Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action, and must reassess and update this information regularly.

(2)	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

(3)	Judge the suitability of investments in the context of the client’s Guidelines.
b.	When the employee is responsible for managing a portfolio to a specific mandate, strategy, or style, he/she shall only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

Section II.	Code of Ethics B. Standards of Professional Conduct	Page 4

4.	Performance Presentation

When communicating investment performance information, the employee shall make reasonable efforts to determine that it is fair, accurate, and complete as further detailed in Section VI.C.

5.	Preservation of Confidentiality

The employee shall keep information about current, former, and prospective clients confidential unless:
a.	The information concerns illegal activities on the part of the client or prospective client.

b.	Disclosure is required by law, a court or a regulatory agency.

c.	The client or prospective client permits disclosure of the information.

d.	Directed by the President, General Counsel or Chief Compliance Officer to disclose such information. See Section II.J. for more information.
D.	Duties to Employer
1.	Loyalty

In matters related to his/her employment, the employee shall act for the benefit of NISA and not deprive NISA of the advantage of his/her skills and abilities, divulge confidential information, or otherwise cause harm to NISA.

2.	Additional Compensation Arrangements

The employee shall not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, NISA’s interest. See Section II.F. for more information.

3.	Responsibilities of Supervisors

The employee shall make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code of Ethics by anyone subject to his/her supervision or authority. See Section VII. for more information.
E.	Investment Analysis, Recommendations, and Action
1.	Diligence and Reasonable Basis

The employee shall, as appropriate:
a.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

b.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.
2.	Communication with Clients and Prospective Clients

The employee shall:
a.	Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios, and must promptly disclose any changes that might materially affect those processes.

Section II.	Code of Ethics	Page 5
B. Standards of Professional Conduct

b.	Use reasonable judgment in identifying which factors are important to his/her investment analyses, recommendations, or actions, and include those factors in communications with clients and prospective clients.

c.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.
3.	Record Retention

The employee shall develop and maintain appropriate records to support his/her investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.
F.	Conflicts of Interest
1.	Disclosure of Conflicts

The employee shall make full and fair disclosure to the President, General Counsel or Chief Compliance Officer of all matters that could reasonably be expected to impair his/her independence and objectivity or interfere with respective duties to NISA, NISA’s clients and NISA’s prospective clients. The employee shall verify that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

2.	Priority of Transactions

Investment transactions for clients and employers must have priority over investment transactions in which the employee has a beneficial interest.

3.	Referral Fees

The employee shall disclose to the Legal/Compliance Group, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.
(02/2010)

Section II.	Code of Ethics B. Standards of Professional Conduct	Page 6

NISA Investment Advisors, L.L.C.
Code of Ethics
Insider Trading Prevention and Detection
I.	Overview

Trading financial instruments, whether for a personal account or for NISA’s clients, while in possession of material nonpublic information, or improperly communicating that information to others, may expose the employee personally to criminal, civil and/or other stringent penalties.
The prohibition on trading while in possession of material nonpublic information applies to all investors.
If an employee is uncertain about the application, meaning or interpretation of a term in this policy in a particular circumstance, he/she should direct any questions to the General Counsel or Chief Compliance Officer. The employee shall promptly notify the General Counsel or Chief Compliance Officer if the employee has any reason to believe that a violation of this policy has occurred or is about to occur, or if the employee believes he/she may be in possession of material non-public information.

II.	General Policy on Insider Trading

The employee shall not trade, either personally or on behalf of others (including accounts managed by NISA), while in possession of material nonpublic information. Furthermore, the employee shall not communicate material nonpublic information to anyone other than the General Counsel or Chief Compliance Officer, as described in this policy.
A.	What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions. Generally, this is information that, if disclosed, would likely affect the price of a company’s financial instruments.

Information related to the market for financial instruments (including for example, holdings and transactions) may be material. Similarly, prepublication knowledge regarding upcoming reports about a company, industry, market, etc. may also be material.

B.	What is Nonpublic Information?

Nonpublic information is information that is not publicly available. Information is “public” when it has been broadly disseminated and after sufficient time has passed for the investing public to absorb such information. Tangible evidence of such dissemination is the best indication that the information is public. Examples of such evidence include public filings with the SEC or other governmental agency, a press release published on/in a widely circulated publication such as Bloomberg or the Wall Street Journal.

Section II.	Code of Ethics C. Insider Trading Detection and Prevention	Page 7

Examples of how material nonpublic information may be obtained
1.	Research

An employee may obtain material nonpublic information from company representatives, research analysts, credit rating services, etc.

2.	Client Services

An employee may obtain material nonpublic information from clients, prospective clients or consultants. For example, NISA’s public company client or potential client could disclose to a NISA employee news or strategies related to the company that have not been disclosed publicly.

3.	Other relationships

An employee may obtain material nonpublic information in a manner that is not related to the employee’s duties at NISA or NISA’s relationship to the client.

4.	Tender Offers

The employee shall exercise particular caution if he/she becomes aware of nonpublic information relating to a tender offer.
The employee shall not take any action or disclose such information to anyone other than the Chief Compliance Officer or General Counsel. This degree of caution is designed to protect the employee, NISA’s clients and NISA.
III.	Procedures to Implement the Policy on Insider Trading
The following procedures have been established to aid NISA employees in avoiding insider trading, and to aid NISA in preventing, detecting and imposing sanctions against insider trading.
A.	Access to Material Nonpublic Information

If an employee thinks that he/she might be in possession of material nonpublic information, the employee shall take all of the following steps:
1.	Report the information promptly to General Counsel or Chief Compliance Officer, regardless of whether a trade is contemplated by the employee or others.

2.	Do not communicate the information to anyone, other than to the General Counsel or Chief Compliance Officer.

3.	Do not transact in related instruments for any account, including accounts managed by NISA.

4.	The General Counsel or Chief Compliance Officer shall review the issue and determine whether the information is material and nonpublic and, if so, what action NISA should take. The employee shall assume that such information is material nonpublic information unless told otherwise by the General Counsel or Chief Compliance Officer.
B.	Restrictions on Disclosures

Certain types of investment management assignments may increase the likelihood that information disclosed to NISA prior to or in the course of the engagement may constitute material nonpublic information. Such engagements and prospective engagements are termed

Section II.	Code of Ethics C. Insider Trading Detection and Prevention	Page 8

“restricted engagements.” The following procedures shall be followed in connection with each prospective or new client, or a change or additional strategy of an existing client.

The Client Services Group shall determine whether (i) the engagement is of a type in which NISA is likely to receive potentially material nonpublic information, and (ii) the company has outstanding securities of a type that NISA could reasonably anticipate buying or selling for its clients.
1.	If neither of the above is true, or if only one is true, then the account may be set up without any additional restrictions. The Client Services Group shall continue to be aware of the potential to receive material nonpublic information.

2.	If (i) and (ii) are true, the individual in the Client Services Group responsible for coordinating the account shall promptly notify the Legal/Compliance Group. If, after consultation with the President, the Legal/Compliance Group determines that the engagement should be a “restricted engagement,” the Chief Compliance Officer shall implement measures to secure information that may be material nonpublic information. These procedures shall include (i) restricting access to physical files containing potentially material nonpublic information, (ii) restricting access to computer files containing such information, and (iii) advising all employees involved in a “restricted engagement” that such engagement is restricted.

An employee with access to information related to a “restricted engagement” shall not discuss or share information for that engagement with another employee without first ascertaining that the other employee has access to such information. The employee shall conduct conversations related to potentially material nonpublic information in private (for example, not in the general vicinity of the portfolio management group).
Periodically, the Legal/Compliance Group shall review the “restricted engagements” list to determine whether an engagement or prospective engagement may no longer need to be a “restricted engagement.”

C.	No Trade or Restricted Trade Orders

NISA reserves the right at any time to specify securities for which no trading (or only limited trading) will be allowed as determined by the President, Chief Compliance Officer or General Counsel. These restrictions may be applied to trading for NISA’s clients as well as personal securities transactions, as determined by the President, Chief Compliance Officer or General Counsel. The Legal/Compliance Group shall communicate these restrictions to the appropriate employees, as determined by the Chief Compliance Officer or General Counsel.
(02/2010)

Section II.	Code of Ethics C. Insider Trading Detection and Prevention	Page 9

NISA Investment Advisors, L.L.C.
Code of Ethics
Personal Securities Transactions
I.	Overview

This policy covers (i) the employee’s trading of securities for accounts other than those of NISA’s clients, and (ii) trading by other persons for any account in which the employee has a beneficial interest. For purposes of this policy, the following are included within the meaning of accounts in which the employee has beneficial ownership: accounts involving (a) the employee’s spouse or minor children,[1] (b) any relative of the employee or employee’s spouse living in the same household as the employee, or (c) any other person if the employee obtains benefits substantially equivalent to those of ownership from the account(s) of such person.

Definitions — For purposes of this policy, the following definitions shall apply:
Security — any interest or instrument commonly known as a security, whether debt, equity, or commodities, including but not limited to, options and futures on such instruments. Most investments are likely to be considered a Security for this policy.

Reportable Security — any Security except the following: shares of open-end investment companies (mutual and money market funds), direct obligations of the U.S. Government, and high quality short-term investments, commercial paper, bankers’ acceptances, and certificates of deposit. Note: investments in a 529 Plan (for example, Missouri’s “MOST”), are investments in a municipal security issued by that state and are therefore, Securities and Reportable Securities.

Broker — any brokerage firm, bank or other entity through which the employee purchases or sells Securities, including a mutual fund company through which the employee purchases mutual fund shares directly.

Brokerage Account — any account with a Broker that is subject to this policy as described above.
Because the employee’s personal securities transactions may conflict with NISA’s duty to its clients, the Chief Compliance Officer shall monitor the personal securities transactions of all employees and review the reports submitted by employees in accordance with this policy. The Chief Compliance Officer will consider whether, after consultation with the President, further limits should be placed on employee trading.

The Chief Compliance Officer may request a Broker to provide duplicate account statements to NISA and the employee shall consent to such request if required by the Broker. The Chief Compliance Officer may request an employee to provide copies of account statements and the employee shall provide such copies without undue delay.

The President, Chief Compliance Officer or General Counsel may prohibit trading in any security at any time without advance notice.

NISA shall not bear any losses incurred in any accounts as a result of this policy.

[1]	Any reference to spouse or child shall include persons whose relationship to the employee is similar to that of a spouse or child.

Section II.	Code of Ethics D. Personal Securities Transactions	Page 10

An account in which the employee has a beneficial interest that is managed solely on a discretionary basis by an independent third party fiduciary is not subject to the trade pre-clearance and reporting requirements described below. The employee shall, however, disclose the existence of any such account(s) and supply any related documentation as may be requested by the Chief Compliance Officer.

II.	Personal Trading Policy
A.	Prior to executing a trade (buy or sell) in a Reportable Security, except for investments in a 529 Plan, the employee shall obtain pre-approval as described in III. below.

B.	The purchase of Private Placements and Initial Public Offerings of equity or equity-related securities is prohibited if any member of the syndicate group is a firm with whom NISA currently does business or with whom NISA anticipates doing business as determined by the Chief Compliance Officer, General Counsel or President.

C.	NISA has adopted a “60-day rule” which prohibits the purchase and sale or sale and repurchase of the same (or similar) Security within sixty (60) calendar days in personal accounts. This rule applies to all Securities except high quality short-term investments, commercial paper, bankers’ acceptances, certificates of deposit and money market funds. Any profits realized on such short-term trades will be required to be disgorged and will be donated to a charitable organization chosen by the Chief Compliance Officer or President. For tax planning purposes, the employee may request from the President an exception to the 60-day rule for securities to be sold at a loss.

Transactions resulting from automated programs (e.g., dividend reinvestments, automatic rebalancing programs) are exempt from the 60-day rule provided that the employee is acting in good faith when setting up such programs.

D.	The following are prohibited:
1.	Margin trading, or strategies that could result in the account being margined;

2.	Short sales;

3.	Orders other than “same-day” orders;

4.	Holding more than one (1) percent of the outstanding securities of any one publicly traded company; and,

5.	The purchase of securities issued by Energizer Holdings or shares in the American Beacon Treasury Inflation Protected Securities Fund.
E.	The employee shall not maintain an account or execute transactions with a Broker that does business with NISA without prior approval from the President, Chief Compliance Officer or General Counsel.
III.	Trade Approval Process

The employee shall comply with the following procedures for trades in all Reportable Securities except for investments in 529 Plans.

Section II.	Code of Ethics D. Personal Securities Transactions	Page 11

•	The employee shall complete the Personal Securities Transactions Approval Request form (the “PST Approval Form”), available on the NISAnet, prior to buying or selling any Reportable Security.

•	The employee (unless he/she holds a title as “Director” or “Chief XX Officer” or higher) shall obtain approval for each trade on the PST Approval Form from his/her supervisor. The supervisor shall approve a requested trade only if he/she reasonably believes that the employee’s trading in the security does not pose a conflict of interest with NISA’s clients. In the event the employee’s supervisor is not available to approve a trade, the employee may seek approval through the employee’s “chain of command.”

•	The employee shall obtain written approval on the PST Approval Form from the appropriate portfolio management group Director, stating by his/her approval of each security on the PST Approval Form that NISA does not have an order pending, does not anticipate an order on the current day or next day and has not executed an order on the current day or on the prior trading day in that particular security or similar security.

•	For trades in Exchange Traded Funds (“ETF“s), the nature of the underlying instruments shall determine which portfolio management group shall approve the transaction. If four or fewer issuers in the ETF account for more than 20% of the ETF’s market value (each, a “Concentrated Issuer”), the relevant Director shall approve the transaction only if he/she would approve a transaction in the securities of each Concentrated Issuer as described above.

•	Once the employee’s supervisor and the appropriate Director have approved the proposed trade(s), the employee shall present the form to the Chief Compliance Officer or Assistant Chief Compliance Officer for approval. Such approval shall be evidenced by the Chief Compliance Officer’s or Assistant Chief Compliance Officer’s signature on the PST Approval Form, at which time the trade(s) may be executed. A pre-approved trade can only be executed on the day it is approved. If a pre-approved trade is not executed on the day it is approved, the pre-approval expires and the approval process described above must be repeated.

•	Once a pre-approved trade is executed, the employee shall submit the original fully completed PST Approval Form to the Compliance Group member designated on the form. The employee shall enter the trade into NISA’s trade monitoring system within seven (7) calendar days of trading.
IV.	Reporting
NISA’s trade monitoring system shall be used to generate all reports, other than those for 529 Plans, and the employee shall verify that the system accurately reflects account transactions and holdings.
A.	529 Plans

Investments in 529 Plans shall not be tracked in the trade monitoring system. With respect to investments in 529 Plans, to comply with the reporting requirements described below, the employee shall provide a copy of a statement or printout showing transactions for each calendar quarter and holdings as of the applicable date.

Section II.	Code of Ethics D. Personal Securities Transactions	Page 12

B.	Account Reports

Within seven (7) calendar days of (i) starting employment at NISA, (ii) opening a new Brokerage Account, (iii) being granted trading authority in a Brokerage Account (iv) obtaining beneficial ownership in a Brokerage Account as described in I. above, or (v) upon request from the Compliance Group, which shall be no less than annually, the employee shall report such account(s) by completing Appendix A of this manual and submitting the form to the Compliance Group.

C.	Holdings Reports

Within seven (7) calendar days of (i) starting employment at NISA, (ii) opening a new Brokerage Account, (iii) being granted trading authority in a Brokerage Account, (iv) obtaining beneficial ownership in a Brokerage Account as described in I. above, or (v) each calendar quarter-end, the employee shall report the following:
For any account, as of the last day of the calendar quarter, for each Reportable Security held, the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, and number of shares. The employee shall also provide a listing of any Reportable Securities held (i) through a security’s transfer agent or (ii) in physical form.
D.	Transaction Reports

The employee shall submit a report listing all transactions in Reportable Securities for each calendar quarter within seven (7) calendar days of a quarter’s end. The report shall include: (i) the date of the transaction, (ii) the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, (iii) number of shares, (iv) the price, (v) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (vi) the name of the Broker with whom the transaction was effected, and (vii) the date the report is submitted.

The report shall include all acquisitions and dispositions (i.e., any change in the quantity and/or security held) including, but not limited to: programs that automatically reinvest dividends, acquisition or disposition through corporate actions, gift or inheritance or through the exercise of options. The acquisition or disposition of securities through merger, acquisition or spin-offs, programs that automatically reinvest dividends, gift or inheritance do not have to be pre-approved, but shall be reported.
It is not possible that this policy will cover all situations. Any questions on the application of this policy to a particular situation should be directed to the Compliance Group.
(02/2010)

Section II.	Code of Ethics D. Personal Securities Transactions	Page 13

NISA Investment Advisors, L.L.C.
Code of Ethics
Political Contributions
I.	Overview

Employees shall not make contributions to government officials, candidates, or trustees of public funds with the intention of influencing the awarding/retention of advisory contracts (known as “pay-to-play”).

II.	Policy

The employee shall not make direct or indirect contributions to any state, local or foreign office holder or candidate for state, local or foreign office for whom the employee cannot vote. For purposes of this policy, indirect contribution includes contributions to state and local political parties and political action committees sponsored by the candidate. Additionally, indirect contribution includes a contribution to any of the above made by a third party at the behest of the employee.

The employee shall not make contributions with the intent of influencing a candidate or officeholder for NISA’s benefit.

The employee shall not make a contribution to any charity at the behest of any state, local or foreign government employee, office holder or candidate for such office without the prior approval of the President.

The employee is permitted to contribute to candidates for state or local office for whom the employee can vote. These contributions may not exceed $250 per candidate annually. This limit includes contributions made by the employee’s immediate family. For the purpose of this policy, immediate family shall mean spouse and minor children only, including persons whose relationship to the employee is similar to that of a spouse or minor child.

Upon request of the President, Chief Compliance Officer or General Counsel, the employee shall disclose any contribution covered by this policy.
(02/2010)

Section II.	Code of Ethics E. Political Contributions	Page 14

NISA Investment Advisors, L.L.C.
Code of Ethics
Gifts
I.	Overview

Giving or receiving gifts to or from persons doing business or seeking to do business with NISA, could create an actual or perceived conflict of interest. Such potential conflict of interest could raise questions as to the independence of an employee’s judgment. The mere perception of impropriety may damage NISA’s client relationships and business reputation.

II.	Gift Policy

The employee shall not give or receive, directly or indirectly, business-related gifts, favors, entertainment, special accommodations, or other things of material value, that could place the employee or NISA in a compromising position, or create an actual or perceived conflict of interest. In no case shall cash or cash equivalents be given or accepted.

For purposes of this policy, the following definitions shall apply:
Meals, Entertainment: events in which both the giver and the recipient are present

Gift: anything of monetary value, but not including Meals or Entertainment.

Client: a client, prospective client or consultant

A.	Gifts from vendors that compete for NISA’s business

The employee shall not accept Meals or Entertainment. The employee shall turn over all Gifts to the Compliance Group.

An employee may, with the prior approval of his/her supervisor and at NISA’s expense for the employee, share a Meal or Entertainment with a vendor that competes for NISA’s business. After the event, the employee shall promptly submit a description of the event (attendees, location, etc.) and copies of receipts for the employee’s share to the employee’s supervisor. The supervisor shall maintain such receipts for inspection by the Compliance Group.

B.	Gifts from other sources

The employee shall evaluate any business-related Gift for appropriateness, considering the nature of the Gift and the relationship to the gift giver. The employee shall promptly report in writing to the Chief Compliance Officer any business-related Gift with a market value of over $100. Employees are encouraged to share Gifts with co-workers.

C.	Gifts to Clients

The employee shall not provide any business-related Gift to a Client with the intent of influencing the awarding/retention of advisory contracts or recommending NISA to another party. The employee shall not provide Gifts totaling more than $250 in value per year to a Client without prior approval from the President or General Counsel.

The employee may provide reasonable and customary Meals and Entertainment to Clients, their agents, and other advisors.

Section II.	Code of Ethics F. Gifts	Page 15

A Client’s IMA, Guidelines or other documents may prohibit or limit Gifts conferred to such Client. Moreover, certain laws or rules in various jurisdictions may prohibit or limit Gifts given to a Client. The employee shall not knowingly violate such prohibitions or limits.

D.	Personal Gifts

The employee shall promptly report in writing to the Chief Compliance Officer any personal Gift, Meals or Entertainment given to a Client. The employee shall not give a personal Gift, Meals or Entertainment in excess of $150 to a Client without pre-approval from the President or General Counsel.

The employee shall not make any contribution to any charity at the behest of a Client without pre-approval from the President or General Counsel.

The employee shall not accept a personal gift from a vendor (or employee of a vendor) that competes for NISA’s business without pre-approval from the President.

E.	Prohibition on Solicitation

No employee shall solicit Gifts, Meals or Entertainment from any business-related source for him/herself, NISA or others.
(02/2010)

Section II.	Code of Ethics F. Gifts	Page 16

NISA Investment Advisors, L.L.C.
Solicitation
NISA shall not compensate, directly or indirectly, third parties for introduction or referrals to clients or potential clients.
Examples of such payments include, but are not limited to:
Payments or fees paid so that information or data about NISA will be made available by the third party to prospective clients; and
Direct or indirect payments to any person or entity as compensation for directing or influencing an entity to hire NISA.
(02/2010)

Section II.	Code of Ethics G. Solicitation	Page 17

NISA Investment Advisors, L.L.C.
Code of Ethics
Conflicts of Interest
I.	Overview

An actual or potential conflict of interest may occur if, for example, an employee can influence a decision with respect to a client that may result in a benefit to a person or entity other than the client.

II.	Clients

The employee shall discharge his/her duties for the sole benefit of each NISA client. The employee shall avoid activities, interests, and relationships that may (or may appear to) conflict or interfere with NISA’s fiduciary duty to its clients.

The employee shall not take any action with respect to a client’s account in order to benefit any person or entity other than NISA’s client. In addition, the employee shall not favor one client at the expense of another client for any reason.

The employee shall not enter into any transactions on behalf of NISA’s clients with outside firms that could result in unusual gains for those firms. Unusual gains refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit NISA, the employee or such other person or entity. NISA shall not participate in programs that could be interpreted to involve unusual gains to outside firms without pre-approval from the President.

III.	NISA

If the employee has any influence on, and a conflict of interest related to, transactions on NISA’s behalf, the employee shall promptly disclose that information to the President or General Counsel. The employee shall not knowingly take any action while an unreported actual or potential conflict of interest exists.

The foregoing are just a few examples of conflicts of interest. The employee shall use his/her judgment to be aware of actual or potential conflicts of interest.
(02/2010)

Section II.	Code of Ethics H. Conflicts of Interest	Page 18

NISA Investment Advisors, L.L.C.
Code of Ethics
Outside Activities
The employee may perform outside activities as long as he/she meets the performance standards of his/her job with NISA. If NISA determines that the employee’s outside activities interfere with the employee’s job performance or the ability to meet the requirements of his/her job at NISA, NISA may ask the employee to terminate the outside activities. NISA shall judge the employee by the same performance standards as his/her peers. The employee is subject to NISA’s scheduling demands, regardless of any existing outside activities.
Employment activities
•	The employee shall not serve on a board of directors of a company with publicly available securities outstanding without the prior approval of the President.

•	The employee shall not serve on a creditors committee for a company with publicly available securities outstanding without the prior approval of the President.

•	The employee may serve on a board of directors of a company without publicly available securities outstanding. The employee shall promptly resign if the entity issues a publicly available security.

•	The employee shall not obtain any outside employment without prior written approval from his/her immediate supervisor and the Director responsible for the employee’s functional area. The employee shall promptly report in writing outside employment to the Manager, Human Resources and the Compliance Group. In determining whether to grant such approval, the supervisor and Director shall consider, among other things, whether such activity constitutes or may be perceived to constitute a conflict of interest as described in Section II.H. of this manual.

•	The employee shall obtain advance approval from his/her immediate supervisor and the Director responsible for the employee’s functional area prior to accepting any change (other than termination of employment) in outside employment activities, including a change in status or responsibilities.
Other activities:
•	The employee may engage in other outside activities provided that such activities do not present a conflict of interest and do not pose potential harm to NISA’s reputation.

•	The employee shall not engage in any outside activity that poses or may be perceived to pose a conflict of interest.

•	The employee shall not enter into any affiliation with a business that competes with or provides services similar to those of NISA.

•	The employee shall not be registered as an advisor representative with another firm while employed by NISA.

•	The employee shall obtain the prior approval of the President before agreeing to serve on the finance, investment or similar committee for a not for profit entity.
The employee shall not receive any income or material gain from individuals or entities outside NISA for materials produced or services rendered in performing his/her job at NISA.
(02/2010)

Section II.	Code of Ethics I. Outside Activities	Page 19

NISA Investment Advisors, L.L.C.
Code of Ethics
Non-Disclosure
Protecting confidential information is vital to NISA’s interests and success. Such confidential information may include, but is not limited to, the following:
•	Client names and client lists (including former and prospective clients)

•	Client preferences, strategies and investment intentions

•	Clients’ confidential information, including any financial or related information about the client obtained from a source other than a publicly available source

•	NISA’s financial information

•	Investment intentions, activities or strategies

•	Trading or portfolio management strategies

•	Security holdings

•	Pending projects and proposals

•	Financial models, calculations, systems and processes
The employee shall not reveal any confidential information except to employees at NISA who need to know that information in order to carry out their duties to clients. NISA shall not disclose information about any client to a third party except as necessary to establish and manage the client’s account(s), as requested or permitted by the client, as required by applicable law, regulatory agency or court of competent jurisdiction or as directed by the President, Chief Compliance Officer or General Counsel.
The employee shall disclose client information only to legitimate client representatives and shall take reasonable steps to verify that such recipient is a legitimate representative.
The employee shall do the following to preserve the confidentiality of data and information.
•	Place all paper documents containing confidential information (including, for example: client names and data, trade data, proprietary analysis) in the bins located throughout the office designated for materials to be shredded or otherwise destroyed.

•	Shred or discard highly sensitive documents (for example, personnel data) in the locked recycling bins.

•	Store electronic storage media (for example, tapes, cds, disks) in a locked location until they can be properly erased and/or destroyed. The Information Technology staff shall be responsible for the proper disposal of such media.
All information is the sole property of NISA.
Unauthorized use of third party intellectual property or the disclosure of trade secrets may result in personal liability to the employee and disciplinary action, up to and including termination of employment.
(02/2010)

Section II.	Code of Ethics J. Non-Disclosure	Page 20